Acrongenomics Inc. and Molecular Vision Ltd. take further steps towards the first milestone for diabetes monitoring.

Wednesday October 5

GENEVA, Switzerland--(BUSINESS WIRE)—October 5, 2006— Acrongenomics, Inc. (OTCBB:AGNM) and Molecular Vision, Ltd. -- an Imperial Innovations spin-out company -- today present a second R&D update of their joint collaboration, following the meeting that took place on 27th September 2006 at Acrongenomics’ headquarters in Geneva. The ultimate goal of the partnership is to develop and commercialize smart Point-of-Care (POC) diagnostic devices based on the innovative technology platform offered by Molecular Vision’s experts.

Upon mutually set milestones, the devices will enable personalized on-the-spot analysis for:

•	diabetes monitoring through albumin/creatinine detection in urine
•	detection of cardiac markers
•	detection of STDs (Sexually Transmitted Diseases), and
•	detection of substances of abuse

Both parties are working towards a generic research prototype to be delivered at the beginning of 2007. Development steps include the design and fabrication of stand-alone product models based around chemiluminescence detection. The products will comprise a microfluidic substrate, an organic photodetector, a printed circuit board, a display and a battery.

Dr. Jingsong Huang, a principal research scientist at Molecular Vision Ltd, presented our technology’s latest results at the OEC 2006 conference that took place in Frankfurt, in a talk entitled “Application of polymer electronic devices in miniaturized diagnostic detection systems”. Dr. Huang reported on the fabrication on a chip-based diagnostic device by integration of a pLED and a polymer photodetector with a microfluidic analysis system. Details of the integration process and the optimization of the components were also presented.

In the coming months a series of microfluidic devices, able to handle blood samples, will be tested and the most suitable blood pretreatment methods and assays will be determined. This work, which is being partially funded by the UK Government's Health Technology Devices (HTD) Scheme, will provide the basis for the development of the next POC diagnostic devices capable of detecting cardiovascular markers.

The company also announces that Mr. Platon Tzouvalis MSc Vice President of Acrongenomics, Inc. has been appointed President of Acrongenomics, Inc., replacing Constatine Poulios who has stepped down from the company to pursue other opportunities.

About Acrongenomics, Inc.

Acrongenomics Inc., is a publicly traded company that focuses on investing and commercializing novel technology platforms concerning the Life Sciences sector. Acrongenomics brings novel and realistic concepts to market by transforming scientific innovations into tangible, consumer-oriented applications. The company’s headquarters are located at Geneva, Switzerland.

About Molecular Vision, Ltd.

Molecular Vision is a spin-off company of Imperial Innovations Ltd. The company was founded to meet a clearly defined demand in the medical diagnostics, biosensors and analytical instrumentations markets. The technology emerged for covering the need for miniaturized chemical and biological detectors offering high sensitivity and functionality at low cost. The company has directly addressed this market demand by inventing a novel method for optical detection based on recent advances in organic electronics and light emitting diodes combined with microfluidics technology. The company has mainly focused on applying its technology to the medical diagnostics markets.

Legal Notice regarding Forward Looking Statements

This news release contains statements which may constitute "forward-looking statements". Those statements include statements regarding the intent, belief or current expectations of Acrongenomics Inc., and members of our management as well as the assumptions on which such statements are based. Forward-looking statements in this release include that our partnership with Molecular Vision will develop and commercialize smart Point-of-Care diagnostic devices which enable personalized on-the-spot analysis for diabetes monitoring through albumin/creatinine detection in urine, detection of cardiac markers, detection of STDs, and detection of substances of abuse; that we are working towards a generic research prototype to be delivered at the beginning of 2007; that development steps include the design and fabrication of stand-alone product models based around chemiluminescence detection which products will comprise a microfluidic substrate, an organic photodetector, a printed circuit board, a display and a battery; that in the coming months a series of microfluidic devices, able to handle blood samples, will be tested and the most suitable blood pretreatment methods and assays will be determined, and will provide the basis for the development of the next POC diagnostic devices capable of detecting cardiovascular markers.

Factors which may significantly change or prevent our forward looking statements from fruition include that we may be unsuccessful in developing any products; that our technology may not be validated as we progress further and our methods may not be accepted by the scientific community; that we are unable to retain or attract key employees whose knowledge is essential to the development of our products; that unforeseen scientific difficulties develop with our process; that our patents are not sufficient to protect essential aspects of our technology; that competitors may invent better technology; that our products may not work as well as hoped or worse, that our products may harm recipients; and that we may not be able raise funds for development or working capital when we require it. As well, our products may never develop into useful products and even if they do, they may not be approved for sale to the public. For further risk factors see the Company’s latest 10-KSB filed with the SEC.